Exhibit 9.7

ROLLOVER AGREEMENT

THIS ROLLOVER AGREEMENT (this “Agreement”) is entered into as of the June 20, 2006 by and between 724 Holdings, Inc., a Delaware corporation (“Holdings”), and John J. Sims (“Executive”).

RECITALS

WHEREAS, Holdings and 724 Solutions Inc. (“Solutions”) entered into that certain Arrangement Agreement, dated April 6, 2006 (the “Arrangement Agreement”) pursuant to which Holdings will acquire all of the outstanding common shares of Solutions (the “Common Shares”).

WHEREAS, immediately prior to the closing of the transactions contemplated by the Arrangement Agreement (the “Closing”), Executive desires to contribute his Common Shares to Holdings in exchange for shares of Holdings’ Series A Convertible Preferred Stock, $.001 par value (the “Series A Preferred”).

WHEREAS, contemporaneous with such exchange by Executive, certain other holders of capital stock of Solutions intend to contribute their Common Shares in exchange for Holdings’ capital stock; and

WHEREAS, for federal tax purposes, it is intended that the exchange by Executive and such other holders qualify as an exchange described in section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration for the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.             The Exchange.  The Executive hereby agrees to acquire from Holdings, and Holdings agrees to issue to Executive, 81,222 shares of Series A Preferred (the “Stock”) in exchange for the contribution by Executive of 81,222 Common Shares (the “Exchange”).  Executive agrees to execute such documents as Holdings may from time to time request to confirm the Exchange.  The closing of the Exchange shall occur immediately prior to the Closing.  In the event the Arrangement Agreement is terminated, this Agreement shall immediately terminate.

2.             Repurchase Option.

(a)           In the event the Executive’s employment with Holdings is terminated for any reason or no reason, with or without cause, or if the Executive or the Executive’s legal representative attempts to sell, exchange, transfer, pledge or otherwise dispose (a “Transfer”) of any Stock other than in compliance with the terms of this Agreement (any such event being a “Triggering Event”), Holdings shall have the right to repurchase all or a portion of the Stock under the terms and subject to the conditions set forth in this Section 2 (the “Repurchase Option”).  The purchase price per share for the Stock being repurchased by Holdings shall be an amount equal to the Fair Market Value (as defined below) of the Stock on the date of the Triggering Event.  Holdings may exercise the Repurchase Option by written notice to the Executive within thirty (30) days after Holdings becomes aware of the Triggering Event.  Payment by Holdings to the Executive shall be made in cash within sixty (60) days after the date of the mailing of the written notice of exercise of the Repurchase Option.  For purposes of the foregoing, cancellation of any promissory note of the Executive to Holdings shall be treated as payment to the Executive in cash to the extent of the unpaid principal and any accrued interest canceled.

(b)           “Fair Market Value” shall mean the value determined in the good faith, reasonable discretion of the board of directors of Holdings without discounts for a minority interest or the restrictions on transferability contained herein; provided, however, that in the event Executive disagrees with the value determined by the board of directors, Holdings and Executive agree to engage a valuation firm independent of Holdings, Austin Ventures and Executive to determine Fair Market Value without discounts for a minority interest or the restrictions on transferability contained herein, which determination will be binding on Holdings and Executive; provided further, that the costs of such valuation firm shall be borne equally by Holdings and Executive, however, in no event shall Executive be required to pay more than $10,000 for his share of such costs.

3.             Right of First Refusal; Co-Sale.

(a)           In the event Executive desires to Transfer any Stock, Executive shall first provide notice in writing to Holdings of the proposed Transfer.  Upon receipt of such notice, Holdings shall deliver the same to each holder (other than Executive) of Series A Preferred or shares issuable upon conversion of the Series A Preferred (the “Series A Holders”).  The notice shall name the proposed transferee and specify the number of shares to be transferred, the price per share, and the terms of payment of the purchase price. Holdings shall have thirty (30) days from the date of receipt of such notice within which to exercise its right to purchase the Stock proposed to be transferred at the purchase price and on the terms stated in the notice.

(b)           If all of the Stock proposed to be transferred is not purchased by Holdings, then Executive may Transfer the remaining Stock proposed to be Transferred (subject to Section 3(c) below), at any time within ninety (90) days from the date of the original notice, to the person, and at the price and terms specified therein; provided, that such purchaser or transferee agrees to receive and hold said Stock subject to all of the terms, conditions and restrictions of this Agreement.

4.             Purchase Rights in the Case of Divorce.  In the event of the divorce of Executive whereby any interest or portion of the Stock is Transferred to the former spouse of Executive, Holdings shall have the right to purchase all or any portion of the Stock received by such former spouse within sixty (60) days of the receipt of notice of the Transfer, at the Fair Market Value.

5.             Termination Events.  Sections 2, 3 and 4 shall terminate upon the earliest to occur of any one of the following events (and shall not apply to any Transfer by Executive in connection with any such event).

(a)           The liquidation, dissolution or indefinite cessation of the business operations of Holdings;

(b)           An underwritten public offering by Holdings of shares of its common stock pursuant to a registration statement under the Securities Act; or

(c)           (1) a merger, consolidation, recapitalization or reorganization of Holdings or (2) the sale or exchange of all or substantially all of Holdings’ assets, in either event as a result of which the stockholders of Holdings before such transaction or series of transactions do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving corporation.

6.             Transfer of Rights.  Holdings shall have the right to assign its rights under Sections 2, 3 and 4 to one or more persons or entities as may be selected by Holdings.

7.             Market Stand-Off Agreement.  The Executive, if requested by Holdings and an underwriter of common stock (or other securities) of Holdings, shall agree not to sell or otherwise transfer or dispose of any securities held by the Executive during the one hundred eighty (180) day period following the effective date of a registration statement of Holdings filed under the Securities Act of 1933, as amended (the “Securities Act”) provided that:

(a)           such agreement shall only apply to the first such registration statement of Holdings including shares of common stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

(b)           all securities holders of Holdings holding more than one percent of the outstanding voting stock, all officers and directors of Holdings and all other holders of registration rights of Holdings (whether or not pursuant to this agreement) agree to be bound by similar instructions.  Such agreement shall be in writing in the form satisfactory to Holdings and such underwriter.  Holdings may impose stop-transfer instructions with respect to the Securities subject to the foregoing restriction until the end of the foregoing period.

8.             Stock Dividends, etc.  If, from time to time, there is any stock dividend, stock split, conversion or other change in the character or amount of any of the outstanding stock of Holdings, then in such event any and all new substituted or additional securities to which the Executive is entitled by reason of the Executive’s ownership of the shares acquired pursuant to this Agreement shall be considered Stock and shall be immediately subject to the Repurchase Option and all other terms of this Agreement with the same force and effect as the shares subject to the Repurchase Option and all other terms of this Agreement immediately before such event.

9.             Legends.  All certificates representing any shares of Stock subject to the provisions of this Agreement shall have endorsed thereon the following legends:

(a)           “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY.”

(b)           “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

(c)           Any legend required to be placed thereon by applicable laws.

10.          Warranties and Representations.  In connection with the Exchange, the Executive hereby represents and warrants as follows:

(a)           The Executive is acquiring the Stock solely for the Executive’s own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.  The Executive further represents that the Executive does not have any present intention of selling, offering to sell or otherwise disposing of or distributing the Stock or any portion thereof, and that the entire legal and beneficial interest of the Stock is being acquired for, and will be held for the account of, the Executive only and neither in whole nor in part for any other person.

(b)           The Executive is aware of Holdings’ business affairs and financial condition and has acquired sufficient information about Holdings to reach an informed and knowledgeable decision to acquire the Stock.  The Executive further represents and warrants that the Executive has discussed Holdings and its plans, operations and financial condition with its officers, has received all such information as the Executive deems necessary and appropriate to enable the Executive to evaluate the financial risk inherent in making an investment in the Stock and has received satisfactory and complete information concerning the business and financial condition of Holdings in response to all inquiries in respect thereof.

(c)           The Executive realizes that the Executive’s acquisition of the Stock will be a highly speculative investment, and the Executive is able, without impairing the Executive’s financial condition, to hold the Stock for an indefinite period of time and to suffer a complete loss on the Executive’s investment.

(d)           Executive holds all rights, title, and interest in and to any property assigned or otherwise transferred to Holdings by Executive for the Stock (the “Contributed Property”).  No person other than Executive has any right, title or interest in the Contributed Property.  There are currently no domestic or foreign tax liabilities associated with the Contributed Property for which any domestic or foreign taxing authority could successfully assert any right, title, or interest or make any claim against the Contributed Property or Executive or any transferee of the Contributed Property.

(e)           Holdings has disclosed to the Executive that:

(i)            The issuance of the Stock has not been registered under the Securities Act, and the Stock must be held indefinitely unless a transfer of it is subsequently registered under the Securities Act or an exemption from such registration is available, and that Holdings is under no obligation to register the Stock;

(ii)           Holdings will make a notation in its records of the aforementioned restrictions on transfer and legends.

(f)            The Executive is aware of the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including among other things:  the resale occurring not less than one year from the date the Executive has purchased and paid for the Stock; the availability of certain public information concerning Holdings; the sale being through a broker in an unsolicited “broker’s transaction” or in a transaction directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended); and that any sale of the Stock may be made by the Executive only in limited amounts during any three-month period not exceeding specified limitations.  The Executive further represents that the Executive understands that at the time the Executive wishes to sell the Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, Holdings may not be satisfying the current public information requirements of Rule 144, and that, in such event, the Executive would be precluded from selling the Stock under Rule 144 even if the one-year minimum holding period had been satisfied.  The Executive represents that the Executive understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Securities Act or compliance with an exemption from registration will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(g)           Without in any way limiting the Executive’s representations and warranties set forth above, the Executive further agrees that the Executive shall in no event make any disposition of all or any portion of the Stock which he or she is purchasing unless and until:

(i)            There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or

(ii)           The Executive shall have (1) notified Holdings of the proposed disposition and furnished Holdings with a detailed statement of the circumstances surrounding the proposed disposition, and (2) furnished Holdings with an opinion of the Executive’s own counsel to the effect that such disposition will not require registration of such shares under the Securities Act, and such opinion of the Executive’s counsel shall have been concurred in by counsel for Holdings, and Holdings shall have advised the Executive of such concurrence.

11.          Transfers in Violation of Agreement.  Holdings shall not be required (i) to transfer on its books any Stock of Holdings which shall have been Transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

12.          Rights as Stockholder.  Subject to the provisions of this Agreement, the Executive shall, during the term of this Agreement, exercise all rights and privileges of a stockholder of Holdings with respect to the Stock.

13.          Further Instruments.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

14.          Notice.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the other party hereto at the address hereinafter shown below the Executive’s signature or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

15.          Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of Holdings and, subject to the restrictions on transfer herein set forth, be binding upon the Executive, the Executive’s heirs, executors, administrators, successors and assigns.

16.          Entire Agreement; Amendments.  This Agreement shall be construed under the laws of the State of Delaware, and constitutes the entire agreement of the parties with respect to the subject matter hereof superseding all prior written or oral agreements, and no amendment or addition hereto shall be deemed effective unless agreed to in writing by the parties hereto.

17.          Right to Specific Performance.  The Executive agrees that Holdings shall be entitled to a decree of specific performance of the terms hereof or an injunction restraining violation of this Agreement, said right to be in addition to any other remedies available to Holdings.

18.          Separability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

19.          Tax Election Notification.  The Executive shall notify Holdings in writing if the Executive files an election pursuant to Section 83(b) of the Code, to be filed with the Internal Revenue Service within thirty (30) days of the date of the sale herein contemplated.

Remainder of Page Intentionally Left Blank.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

724 HOLDINGS, INC.

By:	/s/ Joseph C. Aragona
Joseph C. Aragona
Chairman

JOHN J. SIMS

/s/ John J. Sim
John J. Sims

Counterpart Signature Page to Rollover Agreement